Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated February 5, 2015

Relating to Preliminary Prospectus Supplement dated February 5, 2015 and Prospectus dated December 27, 2013

Registration No. 333-192251

EMERALD OIL, INC.

FREE WRITING PROSPECTUS

This free writing prospectus should be read together with the prospectus supplement dated February 5, 2015 (the “Prospectus Supplement”) relating to the offering of common stock by Emerald Oil, Inc. (the “Company”) in connection with the Company’s registration statement on Form S-3, which became effective on December 27, 2013 (File No. 333-192251). The following information supplements and updates the information contained in the Prospectus Supplement.

On February 5, 2015, the Company issued a press release announcing the launch of the underwritten public offering of its common stock. The full text of the press release is attached as Annex A.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING THE PROSPECTUS) AND A PROSPECTUS SUPPLEMENT WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS, THE PROSPECTUS SUPPLEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, THE UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING Johnson Rice & Company L.L.C. TOLL-FREE at (800) 443-5924.

Annex A

Emerald Oil, Inc. Launches Public Offering of Common Stock

DENVER, CO—February 5, 2015—Emerald Oil, Inc. (NYSE MKT: EOX) (“Emerald” or the “Company”) announced today the launch of an underwritten public offering of $25,000,000 of the Company’s common stock, subject to market conditions. The Company has granted the underwriters a 30-day option to purchase up to an additional $3,750,000 of common stock. The Company intends to use the net proceeds from this offering for working capital and for general corporate purposes. White Deer Energy L.P. has indicated an interest in purchasing, through certain of its affiliates, up to $15,000,000 of our common stock in this offering at the public offering price.

Johnson Rice & Company L.L.C. is acting as the sole bookrunner for this offering.

The underwritten public offering will be made only by means of a prospectus supplement and accompanying base prospectus. When available, copies of the prospectus supplement for the offering may be obtained on the website of the Securities and Exchange Commission (“SEC”), www.sec.gov, or by contacting Johnson Rice & Company L.L.C., Corporate Finance Department, 639 Loyola Avenue, Suite 2775, New Orleans, LA 70113, phone (504) 584-1231.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The offering is being made pursuant to an effective registration statement on Form S-3 previously filed by the Company with the SEC.

ABOUT EMERALD OIL, INC.

Emerald is an independent exploration and production operator that is focused on acquiring acreage and developing wells in the Williston Basin of North Dakota and Montana, targeting the Bakken and Three Forks shale oil formations and Pronghorn sand oil formation. Emerald is based in Denver, Colorado. More information about Emerald can be found at www.emeraldoil.com.

FORWARD-LOOKING STATEMENTS

This press release may include “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document may include statements regarding the Company’s expectations regarding the Company’s operational, exploration and development plans; expectations regarding the nature and amount of the Company’s reserves; and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the SEC.

INVESTOR RELATIONS CONTACT:

Emerald Oil, Inc.
Mitch Ayer
Vice President of Finance & Investor Relations
(303) 595-5626
info@emeraldoil.com
www.emeraldoil.com